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                                                                   EXHIBIT 4.11





                  CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                    OF ___% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                         OF COMMUNITY FIRST BANKSHARES, INC.


                            Pursuant to Section 151 of the
                   General Corporation Law of the State of Delaware

     Community First Bankshares, Inc., a corporation organized and existing under the laws of Delaware (the "Corporation"), does hereby certify that pursuant to authority vested in it by the provisions of the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation, at a special meeting of the Board held on _______________, at which meeting a quorum of directors was present and acting throughout, did adopt the following resolution authorizing the creation and issuance of a series of Preferred Stock designated as __% Cumulative Convertible Preferred Stock.

     RESOLVED, that the Corporation hereby designates ______ shares of its authorized but unissued Preferred Stock, par value $0.01, as ___ % Cumulative Convertible Preferred Stock, which shall have the following designations, preferences, rights, qualifications, limitations and restrictions in addition to those set forth in the Certificate of Incorporation, as amended, of the
Corporation:

     1.   DESIGNATION; NUMBER OF SHARES; STATED VALUE.

     (________________) shares of Preferred Stock shall be designated ___% Cumulative Convertible Preferred Stock (hereinafter sometimes referred to as the "Preferred Stock" or as this "Series").

     2.   DIVIDENDS.

          (a) The holders of shares of Preferred Stock shall be entitled to receive cumulative cash dividends, when and as declared by the Board of Directors out of funds legally available therefor, at a rate of ___% per share per annum and no more, before any dividend or distribution in cash or other property (other than dividends payable in stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding-up) on any class or series of stock of the Corporation ranking junior to the Preferred Stock as to dividends or on liquidation, dissolution or winding-up shall be declared or paid or set apart for payment.

          (b) Dividends on the Preferred Stock shall be payable, when and as declared by the Board of Directors, on ________, _______, ________ and ______ of each year (each such date being hereinafter individually a "Dividend Payment Date" and collectively the "Dividend Payment Dates"), except that if such date is a Saturday, Sunday or legal holiday then such dividend shall be


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payable on the first immediately preceding calendar day which is not a
Saturday, Sunday or legal holiday, to holders of record as they appear on the books of the Corporation on such respective dates, not exceeding sixty days preceding such Dividend Payment Date, as may be determined by the Board of Directors in advance of the payment of each particular dividend. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board of Directors of the Corporation. Dividends declared and paid in arrears shall be applied first to the earliest dividend period or periods for which any dividends remain outstanding. The amount of dividends payable per share of this Series for each dividend period shall be computed by dividing by four the dividend due on the basis of the ___% annual rate. Dividends payable on this Series for the initial dividend period and for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months.

          (c) Dividends on the Preferred Stock shall be cumulative and accrue from and after the earliest date of original issuance of any shares of the Series, whether or not declared by the Board of Directors. Accruals of dividends shall not bear interest.

          (d) No dividend may be declared on any other class or series of stock ranking on a parity with the Preferred Stock as to dividends in respect of any dividend period unless there shall also be or have been declared on the Preferred Stock like dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates fixed therefor.

     3.   REDEMPTION.

          (a) The shares of this Series shall not be redeemable by the Corporation prior to ___________ unless the closing price of the Corporation's Common Stock (determined in the manner set forth in the second sentence of subparagraph (d)(iv) of paragraph 4 below) shall have equaled or exceeded ___% of the conversion price per share of this Series (as defined in the following sentence) for at least 30 consecutive trading days ending within five days prior to the date notice of such redemption is given in accordance with subparagraph
(b) of this paragraph 3, in which case shares of this Series can be immediately redeemed at the redemption prices set forth below. The "conversion price per share of this Series" shall mean at any time the number obtained by dividing $____ by the number of shares of Common Stock into which such share of Preferred Stock is convertible at such time. On and after ___________, or earlier pursuant to the first sentence of this subparagraph (a), the Corporation, at its sole option, may redeem shares of this Series, in whole or in part, at any time or from time to time, to the extent the Corporation has funds legally available therefore at the redemption prices set forth below.

     If redeemed during the period between the date of issuance of the Preferred Stock to (but not including) __________, at $_______ per share, and if redeemed during the twelve-month period beginning _______,

     Year                                                  Price Per Share
     ----                                                  ---------------

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at the price indicated above, and from and after _________ at the price of
$______ per share, plus in each case accrued and unpaid dividends thereon to the date fixed for redemption (the total sum so payable on any such redemption being herein referred to as the "redemption price").

     In the case of the redemption of a part only of the shares of this Series at the time outstanding, the shares of this Series to be so redeemed shall be selected by lot, pro rata (as nearly as may be), or in such other equitable manner as the Board of Directors may determine.

          (b) Notice of any redemption pursuant to this paragraph 3 shall be mailed at least 30, but not more than 60, days in advance of the date designated for such redemption (herein called the "redemption date") to the holders of record of shares of this Series so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. In order to facilitate the redemption of shares of this Series, the Board of Directors may fix a record date for the determination of holders of shares of this Series to be redeemed not more than 60 days prior to the redemption date. Each such notice shall state: (1) the redemption date; (2) the number of shares of this Series to be redeemed and, if less than all the shares held by such holders are to be redeemed, the number of such shares to be redeemed from such holders; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (c) The Corporation shall, on or prior to the date fixed for redemption of any shares, but not earlier than 45 days prior to the date fixed for redemption, deposit with its transfer agent or other redemption agent selected by the Board of Directors, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such transfer agents or other redemption agent to give or complete the notice of redemption thereof and to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the redemption price upon surrender of their respective share certificates.
Such deposit shall be deemed to constitute full payment of such shares to their holders; and from and after the date of such deposit, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends and distributions shall cease to accrue from and after the redemption date, and all rights of the holders of the shares of Preferred Stock called for redemption, as stockholders of the Corporation with respect to such shares, shall cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificates, and except the right to convert their shares into Common Stock as provided in paragraph 4 hereof, until the close of business on the redemption date. In case the holders of any shares shall not, within six years after such deposit, claim the amount deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance of such amount so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders shall be as general creditors of the Corporation. To the extent that shares of Preferred Stock called for redemption are converted into Common Stock prior to the date fixed for redemption, the amount deposited by the Corporation to redeem such shares shall immediately be returned to the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from nine to time on demand.

          (d) Redemption of any shares of this Series is subject to the prior approval of any federal regulatory agency with jurisdiction over such matters.

     4.   CONVERSION.

          (a) The holder of any shares of this Series at his option may at any time (except that if any such share shall have been called for redemption, then, as to such share, such right shall terminate at the close of business on the date fixed for such redemption, unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) convert the shares of this Series into fully paid and nonassessable shares of Common Stock at the rate of shares of Common Stock for each share of this Series, subject to adjustment pursuant to the provisions of subparagraph (d) of this paragraph 4. Shares of this Series surrendered for conversion during the period from the close of business on any record date for the payment of dividends next preceding any Dividend Payment Date to the opening of business on such Dividend Payment Date shall (except in the case of shares which have been called for redemption on a redemption date within such period) be accompanied by payment acceptable to the Corporation of an amount equal to the dividend payable on such Dividend Payment Date on the shares being surrendered for conversion. A holder of Preferred Stock on the record date preceding a Dividend Payment Date who (or whose transferee) converts shares of Preferred Stock on a Dividend Payment Date, will receive the dividend payable on such Preferred Stock by the Corporation on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Such right of conversion shall be exercised by the surrender of the shares so to be converted to the Corporation at any time during normal business hours at the office or agency then maintained by it for payment of dividends on the shares of this Series (the "Payment Office"), accompanied by written notice of such holder's election to convert and (if so required by the Corporation or any conversion agent) by instruments of transfer, in form satisfactory to the Corporation and to any conversion agent, duty executed by the registered holder or by his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (i) of this paragraph 4.

          (b) As promptly as practicable after the surrender for conversion of any shares of this Series in the manner provided in subparagraph (a) of this paragraph 4 and the payment in cash of any mount required by the provisions of subparagraphs (a) and (i) of this paragraph 4, the

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Corporation will deliver or cause to be delivered at the Payment Office to or upon the written order of the holder of such shares, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares, and all rights of the holder of such shares as a holder of such shares shall case at such time and the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time and such conversion shall be at the conversion rate in effect at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened and such conversion shall be at the conversion rate in effect at such time on such succeeding day.

     If the last day for the exercise of the conversion right shall be other than a business day, then such conversion right may be exercised on the next succeeding business day.

          (c) Except as provided in the second and third sentence of subparagraph (a) of this paragraph 4, no adjustments in respect of or payments of dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of this Series; provided, however, that if any shares shall be converted subsequent to the record date preceding a Dividend Payment Date but on or prior to such Dividend Payment Date (except shares called for redemption between such record date and Dividend Payment Date) the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such Dividend Payment Date.

          (d) The initial conversion rate shall be ____ shares of Common Stock per share of this Series (equivalent to a conversion price of $_____ per share). The conversion rate shall be subject to adjustment as follows:

              (i) In case the Corporation shall (A) pay a dividend or make a distribution in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, (D) issue by reclassification of its shares of Common Stock (whether by merger or consolidation or otherwise) any shares of capital stock of the Corporation, or (E) take any action with the same effect as any of the foregoing, the conversion privilege and the conversion rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter surrendered for conversion shall be entitled to receive (subject to further adjustments pursuant to subparagraphs (d)(ii) and (d)(iii) hereof) the number of shares of capital stock of the Corporation (or of the corporation surviving or resulting from any merger or consolidation) which he would have owned immediately following such action had such share been converted immediately prior thereto. An adjustment made pursuant to this subparagraph (d)(i) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subparagraph (d)(i), the holder of any shares thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion rate between or among shares of such classes of capital stock.

              (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (as determined pursuant to subparagraph (d)(iv) below) on the record date mentioned below, other than pursuant to a dividend reinvestment plan, the conversion rate shall be adjusted so that the same shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. For the purposes of this paragraph 4(d)(ii), the issuance of rights or warrants to subscribe for or purchase stock or securities convertible into shares of Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such stock or securities are convertible at an aggregate offering price equal to the aggregate offering price of such stock or securities plus the minimum aggregate amount (if any) payable upon conversion of such stock or securities into Common Stock.

              (iii) In case the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash dividend paid from retained earnings of the Corporation) or rights or warrants to subscribe to securities of the Corporation (excluding those referred to in subparagraph (d)(ii) above), then in each such case the conversion rate shall be adjusted so that the same shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (d)(iv) below) of the Common Stock on the record date mentioned below, and of which the denominator shall be such current market price per share of Common

    Stock less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

              (iv)  For the purpose of any computation under subparagraphs
    (d)(ii) and (d)(iii) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for 30 consecutive trading days commencing 45 trading days before the day in question. The "closing price" on any day shall mean the reported last sale price on such day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, then in the over-the-counter market as reported on Nasdaq or a similar reporting service, or, if no such quotations are available, the fair market price as determined by the Corporation (whose determination shall be conclusive).

              (v) In any case in which this subparagraph (d) shall require that an adjustment be made retroactively immediately following a record date, the Corporation may elect to defer (but only until five business days following the mailing by the Corporation of the certificate of independent public accountants described in subparagraph (d)(vii) below) issuing to the holder of any shares converted after such record date (x) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion over and above (y) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion only on the basis of the conversion rate prior to adjustment.

              (vi) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (d)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and, provided further, that adjustment shall be required and made in accordance with the provisions of this paragraph 4 (other than this subparagraph (d)(vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this paragraph 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this paragraph 4 to the contrary notwithstanding, the Corporation shall be entitled to make such increases in the conversion rate in addition to those required by this subparagraph (d) as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable.

              (vii) Whenever the conversion rate is adjusted as herein provided, the Corporation shall promptly (x) file with each conversion agent a certificate of a firm of independent public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment. and (y) mail or cause to be mailed a notice of such adjustment to the holders of shares of this Series at their last addresses as they shall appear upon the books of the Corporation.

              (viii) The term "Common Stock" shall mean the Corporation's Common Stock, par value $.01 per share, as the same exists at the date of filing of this Certificate of Designations, Preferences and Rights of the Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to subparagraph (d)(i) above, the holder of any share thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, thereafter the conversion rate of such other shares so receivable upon conversion of any share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (d)(i) through (d)(vii) above, and the provisions of subparagraphs (a) through (e) and subparagraphs (e) through (k) of this paragraph 4 with respect to the Common Stock shall apply on like or similar terms to any such other shares.

         (e) No fractional shares of stock shall be issued upon the conversion of any share or shares of this Series. If more than one such share of this Series shall be surrendered for conversion at the same time by the same holder, the number of full shares which shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph (e), be deliverable upon the conversion of any share or shares, the Corporation shall in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such surrendered share or shares of an amount in cash equal (computed to the nearest cent) to the current market value of such fractional interest on the last business day prior to the date of conversion, computed on the basis of the last reported sale price on such day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, then in the over the-counter market as reported by Nasdaq or a similar reporting service, or if no such quotations are available, the fair market price as determined by the Corporation (whose determination shall be conclusive).

         (f) If either of the following shall occur, namely: (i) any consolidation or merger to which the Corporation is a party, other than a consolidation or a merger in which consolidation or merger the Corporation is a continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no put value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Common Stock, or (ii) any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety; then the holder of each share of Preferred Stock then outstanding shall have the right to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such share immediately prior to such consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 4. In any such event, effective provision shall be made in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares of stock or other securities or property or otherwise, so that the provisions set forth herein for the protection of the conversion fights of the Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Preferred Stock remaining outstanding or other convertible stock or securities received by the holders in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares or other securities or property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares of stock or other securities or property as the holders of the Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive, pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case shares, securities or other property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to Common Stock in this paragraph 4(f) shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares of stock and other securities and property. The provisions of this subparagraph (f) shall similarly apply to successive consolidations, mergers, sales or conveyances.

         (g) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the shares of this Series, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the shares by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation. For the purpose of this subparagraph (g), the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of this Series shall be computed as if at the time of computation of such number of shares of Common Stock all outstanding shares of this Series were held by a single holder.

    The Corporation covenants that if any shares of Common Stock, required to be reserved for purposes of conversion of the shares of this Series, require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be.

    The Corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion of shares prior to such delivery upon each national securities exchange or market upon which the outstanding Common Stock is listed or traded at the time of such delivery.

    The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares will upon issue be fully paid and non-assessable and not subject to any preemptive rights.

         (h) Before taking any action which would cause an adjustment reducing the conversion price per share of this Series below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion rate as so adjusted. If as a result of conversion of the shares of this Series it becomes necessary to authorize additional shares of Common Stock, the Corporation covenants that it will take such action at such time as is necessary by amendment of the Corporation's Certificate of Incorporation.

         (i) The Corporation shall pay any and all issue or other taxes payable in respect of any issue or delivery of shares of Common Stock upon conversion. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

         (j) Notwithstanding anything elsewhere contained in this Certificate, any funds which at any time shall have been deposited by the Corporation or on its behalf with any paying agent for the purpose of paying dividends on or the redemption price of any of the shares of this Series and which shall not be required for such purposes because of the conversion of such shares, as provided in this paragraph 4, shall be, upon delivery to the paying agent of evidence satisfactory to it of such conversion, after such conversion be repaid to the Corporation by the paying agent.

         (k)  In case:

              (i) the Corporation shall take any action which would require an adjustment in the conversion rate pursuant to subparagraph (d) of this paragraph 4; or

              (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights and notice thereof shall be given to holders of Common Stock; or

              (iii) there shall be any capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in par value or from par value to no par value or from no par value to par value of the Common Stock), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all of the assets of the corporation; or

              (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then the Corporation shall cause to be filed with any conversion agent, and shall cause to be given to the holders of the shares of this Series at least ten days prior to the applicable date hereinafter specified, a notice setting forth
(x) the date on which a record is to be taken for the purpose of any distribution or grant to holders of Common Stock, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or grant are to be determined or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in clauses (i) through (iv) of this subparagraph (k).

    5.   VOTING.

    The shares of this Series shall not have any voting powers either general or special, except as set forth in this Certificate of Designations, Preferences and Rights in the Corporation's Certificate of Incorporation, or as otherwise provided by law. In exercising such voting rights, each share of Preferred Stock shall be entitled to one vote.

    6.   LIQUIDATION RIGHTS.

    Upon the dissolution. liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock or any other class or series of stock ranking junior to the shares of this Series upon liquidation, the amount of $______ per share, plus a sum equal to all dividends on such shares (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution, but such holders shall not be entitled to any further payment.

If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of the Preferred Stock and any other class or series of Preferred Stock ranking on a parity with the Preferred Stock as to payments upon liquidation, dissolution or winding-up shall be insufficient to pay in full the preferential amount aforesaid, then such assets or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph 6, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or mom other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding-up, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding-up.

    7.   NO PURCHASE, RETIREMENT OR SINKING FUND.

    The shares of this Series shall not be subject to the operation of any purchase, retirement or sinking fund.

    8.   STATUS.

    Shares of this Series which have been issued and reacquired in any manner by the Corporation shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of this Series or as part of a new series of Preferred Stock to be established by the Board of Directors or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue.

    9.   PRIORITY.

    The Common Stock of the Corporation, now or hereafter issued, shall rank junior to the Preferred Stock as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

    10.  SPECIAL RIGHTS ON DEFAULT.

         (a) If at any time the Corporation shall have failed to pay dividends in full on the Preferred Stock, thereafter and until dividends in full, including all accumulated and unpaid dividends to the next preceding Dividend Payment Date on the Preferred Stock outstanding, shall have been declared and set apart for payment or paid, (i) the Corporation shall not redeem less than all the Preferred Stock at such time outstanding, and (ii) neither the Corporation nor any subsidiary shall purchase or otherwise acquire any Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Preferred

Stock upon such terms as the Board of Directors in their sole discretion, after consideration of the annual dividend rate and other rights and preferences of this Series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment to all stockholders of the Corporation, provided that nothing shall prevent the Corporation from completing the purchase or redemption of shares of Preferred Stock for which a purchase contract was entered into, or notice of redemption of which was initially given, prior to such default.

         (b) Whenever, at any time or times, dividends payable on the shares of this Series shall be in arrears in an amount equal to at least six full quarterly dividends on the shares of this Series at the time outstanding, the holders of the outstanding shares of this Series shall have the exclusive right, voting separately as a class with holders of shares of any one or more other series of Preferred Stock ranking on a parity with this Series either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights have been conferred and am exercisable, to elect two directors of the Corporation (and to exercise any right of removal or replacement of such directors) at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of this Series (together with the holders of shares of any one or mom other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) shall be required and be sufficient to constitute a quorum of such class for the election of such directors. At elections for such directors or adjournments thereof, (1) the absence of a quorum of this Series (together with the holders of shares of any one or more other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) shall not prevent the election of the directors to be elected otherwise than pursuant to this subparagraph (b), and the absence of a quorum of stock other than this Series, (together with the holders, of shares of any one or more other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) shall not prevent the election of the directors to be elected pursuant to this subparagraph (b), and (2) in the absence of such quorum either of this Series or of the stock other than this Series or both, a majority of the holders present in person or by proxy, of the class or classes of stock which lack a quorum shall have a power to adjourn the meeting for the election of directors whom they are entitled to elect, from time to time without notice other than announcement at the meeting, until a quorum shall be present. At elections for such directors, each holder of this Series shall be entitled to one vote for each share held (the holders of shares of any other series of Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of the holders of this Series, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of this Series (together with the holders of shares of any one or more other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) as hereinafter set forth. The right of the holders of this Series, voting separately as a class to elect (together with the holders of shares of any one or more other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends in arrears on this Series shall have been paid in full, at which time such right shall immediately terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

    Each director elected by the holders of shares of this Series shall continue to serve as such director until such time as all dividends in arrears on this Series shall have been paid in full, at which time the term of office of all persons elected as directors by the holders of shares of this Series shall immediately terminate and the number of members of the Board of Directors of the Corporation shall be reduced accordingly. Any director elected by the holder of shares of this Series may be removed from office only by a vote of the majority of the outstanding shares of this Series. If the office of any director elected by the holders of this Series voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of this Series voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by the holders of this Series voting as a class shall end and the special voting powers vested in the holders of this Series as provided in this subparagraph (b) shall have expired, the number of directors shall be such number as may be provided for in the By-Laws irrespective of any increase made pursuant to the provisions of this subparagraph (b).

    11.  RELATIVE RIGHTS OF PREFERRED STOCK.

    So long as any of the Preferred Stock is outstanding, the Corporation will not:

         (a) Declare, or pay, or set apart for payment, any dividends (other than dividends payable in stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding-up) or make any distribution in cash or other property on any other class or series of stock or any warrant, right, call or option exercisable or exchangeable or convertible into any class or series of stock of the Corporation ranking junior to the Preferred Stock either as to dividends or upon liquidation, dissolution or winding-up or any warrant, fight, call or option exercisable or exchangeable or convertible into any such junior class or series and will not redeem, purchase or otherwise acquire any shares of any such junior class or series if at the time of making such dilatation, payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire shares of, Preferred Stock; and

         (b) The Corporation will not permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem any class or series of stock or any warrant, right, call or option exercisable or exchangeable or convertible into any such class or series of stock of the Corporation ranking junior to the Preferred Stock either as to dividends or upon liquidation, dissolution or winding-up if at the time of such acquisition or redemption the Corporation shall be in default with respect to any dividend payable on, or on any obligation to retire shares of Preferred Stock; and

         (c) Without the affirmative vote or consent of the holders of at least 66-2/3 % of all the Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy, either in writing or by resolution adopted either at an annual meeting or special meeting called for the purpose, (i) authorize, create, or issue, or increase the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up or (ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the Corporation's Certificate of Incorporation, or of this Certificate of Designations, Preferences and Rights of the Preferred Stock, so as to materially and adversely affect the preferences, special rights, privileges or powers of the Preferred Stock; provided, however, that any increase in the authorized Preferred Stock or the creation and issuance of other series of Preferred Stock ranking in a parity with or junior to the Preferred Stock shall not be deemed to materially and adversely affect such preferences, rights, privileges or powers.

    IN WITNESS WHEREOF, Community First Bankshares, Inc. has caused this Certificate of Designations, Preferences and Rights to be signed by its President and Chief Financial Officer and attested by its Secretary this _____ day of _______________, ____,

                                  COMMUNITY FIRST BANKSHARES, INC.


                                  By
                                    ----------------------------------------
                                    President and Chief Financial Officer

Attest:



----------------------------
         Secretary